Exhibit 3.1.86

PARTNERSHIP REGISTRATION STATEMENT

1.	OSF/CIGI of Evesham/Partnership
	(Name of Partnership)

2.	Florida /Hillsborough	3.	20-5132036
	(State/County of Formation)		(FEI Number)

4.	2202 N West Shore Blvd 5th Floor, Tampa FL 33607
(Street Address of Chief Executive Officer)

5.	2202 N West Shore Blvd 5th Floor, Tampa FL 33607
(Street Address of Principal Office in Florida, if applicable)

6.	In accordance with s. 620.8105(l)(c)(1 & 2), Florida Statutes, required partner information is provided in one of the following options:

☒	Attached is a list of the names and mailing addresses of ALL partners and Florida Registration Numbers,
	if other than individuals, or:	,

☐	The name and street address of the agent in Florida who shall maintain a list of the names and addresses of all partners:

IF OTHER THAN INDIVIDUAL,
NAME & FLORIDA STREET ADDRESS	FLORIDA REGISTRATION,
OF FLORIDA AGENT	NUMBER

Joseph J. Kadow
2202 N West Shore Blvd., 5th Floor
Tampa, FL 33607

If any of the partners are other than individuals, its entity name and Florida Registration Number must be listed below:

Outback/Mid Atlantic-l, Limited Partnership	A95000001890
Carrabba’s/Mid Atlantic-I, Limited Partnership	A96000001020
Partner Entity Name	Florida Document Number

7. Effective date, if other than the date of filing: n/a

        (Effective date cannot be prior to the date of filing nor more than 90 days after a date of filing.)

The execution of this statement constitutes an affirmation under the penalties of perjury that the facts stated herein are true.

Signed this 30th day of June, 2006

Signatures of TWO Partners:

Typed or printed names of partners signing above:	/s/ Joseph J. Kadow
Joseph J. Kadow, VP & Secretary
Joseph J. Kadow, VP & Secretary

Filing Fee:	$50.00
Certified Copy:	$52.50	(optional)
Certificate of Status:	$8.75	(optional)

Division of Corporations P.O. Box 6327 Tallahassee, FL 32314